EXECUTIVE SERVICE AGREEMENT

Between

INNOSPEC INC.

INNOSPEC FUEL SPECIALTIES LLC

AND

MR. P S WILLIAMS

EXECUTIVE SERVICE AGREEMENT

Dated :

PARTIES

EMPLOYER: Innospec Fuel Specialties LLC ("the Company").

PARENT COMPANY Innospec Inc ("the Parent Company")

EMPLOYEE: Mr. P S Williams of 9146 South Lost Hills Drive, Lone Tree, Denver, Colorado, 80124 ("you")

  INTERPRETATION

    In this Agreement

  "the Board"

  means the board of directors of the Parent Company as the case may be and includes any committee of the Board duly appointed by it;

  "Chairman"

  means any person or persons jointly holding such office of the Parent Company from time to time and includes any person(s) exercising substantially the functions of a Chairman of the Parent Company;

  "Confidential Information"

  includes but is not limited to any trade secrets, names and contact details of customers and prospective customers, purchasing and sales agents, suppliers, prices charged to or charged by the Company and any Group Company, financial and budget information, and any other information of a confidential nature relating to the Company or any Group Company or information which has been given to the Company or any Group Company by a third party under a duty of confidence where such a duty has been made known to you and which is not in the public domain otherwise than by breach of your duties of confidentiality to the Company and any Group Company.

  "Group Company"

  includes the Parent Company and any holding company from time to time of the Company or any subsidiary or associated company from time to time of the Company or of any such holding company (for which purpose "holding company" and "subsidiary" have the meanings ascribed to them by section 736 of the UK Companies Act 1985 as amended by the UK Companies Act 1989 and "associated company" means any company which any such holding company or subsidiary holds or controls more than 20 per cent. of the equity share capital).

  "Marketing Information"

  means all and any information (whether or not recorded in documentary form or on computer disc or tape) relating to the marketing or sales of any product or service of the Company or any Group Company including without limitation sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Group Company and the nature of their business operations, their requirements for any product or service sold to or purchased by the Company or any Group Company and all confidential aspects of their business relationship with the Company and Group Company.

  "Parent Company"

  means Innospec Inc. which is a company listed on the Nasdaq stock exchange.

  "Termination Date"

  means the date on which your employment under this Agreement terminates.

  APPOINTMENT

    The Parent Company and Company appoint you to serve the Parent Company and any other Group Company as President and Chief Executive Officer or in such other appointment as may from time to time be agreed.

    The appointment shall be deemed to have commenced on 2 April 2009 and shall continue until terminated by the Company or Parent Company under this Agreement in accordance with clauses 10.1, 11 or 17.1. Your period of continuous employment with the Company began on 20 July 1995.

    With your prior consent, the Company or Parent Company may from time to time appoint any other person or persons to act jointly with you in your appointment.

    You warrant that by virtue of entering into this Agreement you will not be in breach of any express or implied terms or any contract with or any other obligation to any third party binding upon you.

  DUTIES

    You shall at all times during the period of this Agreement;

      devote your working time, attention and ability to the duties of your appointment.

      faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in you;

      obey all lawful and reasonable directions of the Board;

      use your best endeavours to promote the interests of the Company and Group Companies;

      keep the Board promptly and fully informed on a regular basis or as circumstances warrant (in writing if so requested) of your conduct of the business or affairs of the Company and any other Group Company and provide such explanations in connection therewith as the Board may require;

      not at any time knowingly make any untrue or misleading statement relating to the Company or any Group Company;

      inform the Chairman promptly if you receive a solicitation from a competitor or potential competitor either on a personal or business basis which could be prejudicial to the best interests of the Company or its Group Companies.

  The Company and Parent Company acknowledge and agree that you may continue your involvement in those specific non-competing business entities identified in your prior agreement with the Company (a letter agreement dated August 31 2005) to the extent your involvement does not conflict or interfere with your role with the Company or Parent Company. You agree that you will not be involved in any other further external business interests without the prior agreement in writing of the Chairman, acting on behalf of the Board of the Parent Company. The Company confirms that you may make passive investments without the prior agreement in writing of the Chairman provided there is no conflict with your role as President and CEO

  PLACE OF WORK

    You will be employed at our Littleton site, which will be your permanent place of work unless otherwise agreed between you, the Company and the Parent Company. As a term of your employment you may also be required to work on an as needed or temporary basis at or from any other of the Group Company's establishments whether inside or outside of the USA, as circumstances warrant.

  REMUNERATION

    Your basic salary will be $700,000 per annum. Your salary will be reviewed on 1 January 2011, unless the Board decide to review it earlier, and every January thereafter. The fact that your salary may be increased in any year or years during your employment does not confer any right on you to receive any increase in any subsequent year.

    The salary referred to in this clause will be inclusive of any director's fees to which you may be entitled.

    At the absolute discretion of the Compensation Committee of the Board, you may participate in the Management Incentive Compensation Plan. Your participation in the Management Incentive Compensation Plan (MICP) will be subject always to such terms and targets as the Compensation Committee of the Board may determine from time to time. Your target bonus for 2009 will be set at 65 % of your base salary and the maximum bonus payable to you under this scheme will be 149.5% of your base salary. The Compensation Committee reserve the right to change both the target and maximum percentages at any time.

    Your participation in the Reward for Exceptional Performance One Off Bonus Plan (REP Plan) will continue. As part of this contract, it is agreed that the REP Plan will be extended and will now be based on relative performance from end 2007 to the end of 2012. In addition it is agreed that the amount of potential bonus earned by you under this REP Plan will be $400,000 for each one percentage point of out performance, subject to the terms and conditions of the REP Plan, which are attached to this contract (Appendix 1)

    The Company confirms that the total bonus paid to you in 2009 will be guaranteed at the greater of the same total cash value of bonus you received in 2008 i.e. $536,161 or the bonus level achieved under the MICP as a result of the business performance and your personal performance in 2009. For the avoidance of doubt, this guaranteed level includes any bonus for performance in 2009 paid to you prior to the date of this agreement. For 2009, $89,360 of this bonus will be paid at the end of each of quarter 1, quarter 2 and quarter 3 of the year, with the balance of any payment due being made in March 2010. Any bonus payments for earned for 2010 performance and thereafter will be made annually, normally in March of the following year.

    You will no longer be eligible to participate in any other bonus schemes run by the Company or any Group Company other than those specified in clause 5.3 and 5.4

  LONG TERM INCENTIVE PLAN

    You will be eligible to be considered for grants under the Parent Company's long term incentive share option plans. Participation in the scheme in any one year and the number of options awarded is discretionary and is determined by the Compensation Committee of the Board in line with their stated grant policy. The current grant policy for the role of President and CEO provides for a grant of options under the Company Share Option Plan (CSOP) equivalent to 30% of base salary and a grant of options under the Performance Related Share Option Plan (PRSOP) of 90% of salary. The Compensation Committee reserves the right to review and modify this grant policy at any time. You will not be entitled to any compensation in lieu of any options granted if as a result of such revision, there is a decrease in the value or number of options granted to you.

    In addition to any awards made to you pursuant to clause 6.1 above, on appointment as President and CEO, you will be granted 90,000 CSOP options, at an exercise price equal to the market price on the day of grant. One third of these will vest after 3 years i.e. in 2012, with a further 30,000 vesting after 4 years i.e. in 2013 and the final 30,000 vesting after 5 years i.e. in 2014,. In all cases vesting is subject to the normal vesting conditions set forth in the CSOP Plan rules. You will also be granted on appointment 60,000 PRSOP options. These will be granted at zero cost i.e. at an exercise price of zero and 45,000 will vest after 2 years i.e. in 2011, with the final 15,000 vesting after 3 years i.e. in 2012, subject to you remaining an employee of the Company or any Group Company until the stated vesting date and achieving a minimum of a '3' performance rating in each year prior to the stated vesting date.

    In the event of termination of your employment with the Company, any outstanding options will be treated in line with the Rules of the relevant Share Option Plan.

  HOURS OF WORK

    It is recognised that the nature of your role will involve working extended hours, either during the working week or at weekends. This is accepted as a normal part of the working life of a global business executive and does not warrant either extra payment or time off in lieu.

  EXPENSES

    The Company shall reimburse to you all expenses reasonably incurred by you in the proper performance of your duties subject to you complying with such guidelines or regulations issued by the Company and Parent Company from time to time in this respect and to the production by you to the relevant company of such receipts or other evidence of actual payment of the expenses as it may reasonably require.

  BENEFITS

    You will continue to be eligible to participate in the Company's group health insurance plan and other group benefit plans, subject to all of the terms and conditions of the respective plans.

    You will continue to be eligible to participate in the Company 401k and pension scheme at your current level.

    The Company will continue to meet the cost of providing you with car parking facilities at the Littleton site.

    You will continue to be eligible for all other benefits for which you are currently eligible to receive as an employee of the Company.

    The details of all benefits covered in clause 9 will be documented and minuted by the Compensation Committee of the Board once your appointment has been confirmed.

  NOTICE AND GARDEN LEAVE

    Subject to clause 11.1 below, the Company has the right to terminate your employment by giving you twelve months' notice in writing. This will not apply in the event of the Company's termination of your employment pursuant to clause 17 below. You are required to give the Company and Parent Company 12 months' notice in writing of termination of employment, to be served, in accordance with clause 24.

    After notice of termination has been given by either party pursuant to clause 10.1 or if you seek to or indicate an intention to resign from the Company or any Group Company or terminate your employment without notice, provided that you continue to be paid and enjoy your full contractual benefits until your employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaking the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required under clause 10.1:

    exclude you from the premises of the Company and any Group Company;

    require you to carry out specified duties (consistent with your status, role and experience) for the Company and any Group Company or to carry out no duties;

    announce to employees, suppliers and customers that you have been given notice of termination or have resigned (as the case may be);

    appoint one or more persons to assume some or all of your role as President and CEO instruct you not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or any Group Company until your employment hereunder has terminated.

    Instruct you not to act or communicate orally or in writing on behalf of the Company or any Group Company

For the avoidance of doubt, your obligations under this Agreement continue to apply during any period of exclusion pursuant to this clause.

    On commencement of any period of exclusion pursuant to clause 10.2 you will:

    (i) deliver up to the Company in accordance with clause 20 all property belonging to the Company or any Group Company; and

    (ii) resign in accordance with clause 21 from all offices and appointments you hold in the Company and any Group Company.

    During any period of exclusion pursuant to clause 10.2 you will not be entitled to accrue any bonus/ profit share/ performance-related pay under this Agreement. The Compensation Committee of the Board may in its absolute discretion consider you for a discretionary bonus payable at the Termination Date following the period of exclusion pursuant to clause 10.2. The value of any bonus paid under this sub-clause will be determined by the Compensation Committee and approved by the Board of the Parent Company.

    During this period of exclusion, you will be entitled, to the extent permitted by the Company's group health insurance provider(s), to continue to be provided with your healthcare insurance coverage at the level provided on the date the period of exclusion commences. Any unused vacation or holiday entitlement accrued or likely to accrue at any time up to the Termination Date should be taken during the period of exclusion

    Before and after termination of your employment, you will provide the Company and/or any Group Company with assistance regarding matters of which you have knowledge and/or experience in any proceedings or possible proceedings in which the Company and/or Group Company is or may be a party.

    You agree to comply with all Company rules and policies as may be amended from time to time regarding the holding and dealing (whether directly or indirectly) of shares in the Company, subject to the Board's discretion.

    If any amount to be paid by reason of termination of employment (including termination in connection with a change in control under Section 11.1) is determined by the Company to be payable under a "nonqualified deferred compensation  plan", within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")  and regulations thereunder, but is not yet properly payable under Section 409A(a)(2) of the Code (relating to permissible payments of deferred compensation),  such amount shall not be paid until such time as there occurs an event which permits payment in compliance with Section 409A(a)(2) of the Code

  CHANGE OF CONTROL

    In the event that there is a Change of Control of the Parent Company, as defined in Appendix 2, then, for the 12 months following the date of the Change of Control,

      If you terminate for "Good Reason", as defined in Appendix 3, your employment with the Company, you will be entitled to 24 months' compensation from the date of the Change of Control defined as base salary, bonus at target and any car allowance but excluding compensation for pension contributions other benefits and any other salary supplements and you will be entitled, to the extent permitted by the Company's group health insurance provider(s), to continue to be provided with your healthcare insurance coverage at the level provided for on the date of the Change of Control for the 24 months following termination .

      If the Company serves notice to terminate your employment under this agreement, other than pursuant to clause 17 below, you will be entitled to 24 months' compensation, as defined above in 11.1.1, including continuation of healthcare insurance, from the date of such notice.

  SICKNESS ABSENCE

    If you are absent because of your own physical or mental illness or injury you shall report this fact forthwith to the Chairman and complete any self-certification forms or medical practitioner's certificates which are required by the Company and Parent Company or as may be required by law.

    If you are absent because of your own physical or mental illness or injury duly certified in accordance with the provisions of Clause 12.1 you shall be paid such remuneration, if any, as the Chairman shall determine from time to time or as may be required by law. You will in all cases be paid in compliance with the salary basis requirements of applicable wage and hour laws.

    The provisions of this clause will not prejudice or limit in any way the Company's or Parent Company's right to terminate this Agreement pursuant to its terms. In particular but without limitation the Company and Parent Company may terminate your employment pursuant to clause 10.1 for any reason and to clause 17.1 on the grounds set out in that clause. The Company and Parent Company may terminate this Agreement pursuant to such clauses even if at the time of such termination, any Company benefits payable pursuant to this clause have not been exhausted.

  MEDICAL EXAMINATIONS

    At any time during the period of your appointment you shall at the request and expense of the Company permit yourself to be examined by a registered medical practitioner to be selected by the Company or Parent Company and shall authorise such medical practitioner to disclose and discuss with the Company and Parent Company the result of such examination and any matters which arise from it, provided however that the Company or Parent Company may request such examination only to the extent the request is based on a reasonable concern that a medical condition may materially affect your ability to perform your duties.

  INVENTIONS

    You will promptly disclose to the Company and Parent Company and keep confidential all inventions copyright works, designs or technical know how conceived or made by you alone or with others in the course of your employment. You will hold all such intellectual property in trust for the Company and/or Parent Company and will do everything necessary or desirable at its expense to vest the intellectual property fully in the Company and/or Parent Company and/or to secure patent or other appropriate forms of protection for the intellectual property. Decisions as to the protection or exploitation of any intellectual property shall be in the absolute discretion of the Company and Parent Company.

    You hereby assign to the Company and Parent Company by way of future assignment all copyright, design rights and other intellectual property rights for the full terms thereof throughout the world in respect of all copyright works and designs originated, conceived, written or made by you (except only those works or designs originated, conceived, written or made by you wholly outside your normal working hours which are wholly unconnected with your employment or the business of the Company and Parent Company) during the period of your employment by the Company.

    You hereby irrevocably and unconditionally waive in favour of the Company and Parent Company any and all moral rights conferred on you for any work in which copyright or design right is vested in the Company and Parent Company whether by Clause 14.2 or otherwise.

    You shall, at the request and cost of the Company do all things necessary or desirable to substantiate the rights of the Company or Parent Company under Clauses 14.2 and/or 14.3.

  CONFIDENTIALITY

    You acknowledge that the Company and its Group Companies possess or will possess a valuable body of Confidential Information and Marketing Information and that you have access to Confidential Information and Marketing Information in order that you may carry out the duties of your employment.

    You acknowledge that you owe a duty of trust and confidence and a duty to act at all times in the best interests of the Company and any Group Company. You also acknowledge that the disclosure of any Confidential Information and/or Marketing Information to any competitor of the Company or any Group Company or to other third parties would place the Company or any Group Company at a serious competitive disadvantage and would cause serious financial and other damage to their businesses.

    You agree not to make use of or disclose (either during the period of your employment by the Company or at any time after the Termination Date) any Confidential Information or Marketing Information.

    You agree not to obtain or seek to obtain any financial advantage from the disclosure of any Confidential Information or Marketing Information acquired by you in the course of your employment with the Company.

  RESTRICTIVE COVENANTS

    Within this Clause 16 the following words shall have the following meanings:

    "Relevant Period"

    shall mean the twelve month period prior to and ending on the Termination Date.

    "Restricted Customer"

    shall mean any person, firm, company or other entity who was at any time in the Relevant Period a customer of any Group Company with which you had dealings, including without limitation the Company.

    "Prospective Customer"

    shall mean any person, firm, company or other entity who was at the Termination Date negotiating with the Company or any Group Company with a view to dealing with the Company or any Group Company with which you had dealings.

    "Prohibited Business"

    shall mean any business or activity carried on by the Company or any Group Company at the Termination Date or at any time in the Relevant Period in which you shall have been directly concerned in the course of your employment at any time in the Relevant Period.

    "Protected Supplier"

    shall mean any supplier or prospective supplier of the Company or any Group Company with whom you shall have had dealings in the course of your employment during the Relevant Period.

    You shall not in competition with the Company or any Group Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organization canvas or solicit or by any other means seek to conduct, or conduct Prohibited Business with any Restricted Customer.

    You shall not in competition with the Company or any Group Company during the period of twelve months after the Termination Date directly or indirectly on your own account or on behalf of or in conjunction with any person, firm or company or other organization canvas or solicit or by any other means seek to conduct Prohibited Business with or conduct Prohibited Business with any Prospective Customer.

    You shall not during the period of twelve months after and during any garden leave period prior to the Termination Date directly or indirectly induce or seek to induce any employee of the Company or any Group Company to leave the employment of the Company or any Group Company whether or not this would be a breach of contract on the part of that employee.

    You shall not during the period of twelve months after the Termination Date directly or indirectly seek to entice away from the Company or any Group Company or otherwise solicit, interfere with or diminish the relationship between the Company or any Group Company and any Protected Supplier.

    Each of the restrictions contained in this Clause 16 is intended to be separate and severable. In the event that any of the restrictions shall be held void but would be valid if part of the wording thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.

    Each of the restrictions in each of Clauses 16.2 to 16.6 is considered by the parties to be reasonable in all the circumstances but if any such restriction shall be held by any Court to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and Group Companies, the said restriction shall apply with such modifications as may be necessary to render it valid and effective.

    Notwithstanding the foregoing, if the Company terminates your employment pursuant to clause 10.1 and provides you with garden leave or a period of exclusion pursuant to clause 10.2, then the restrictions in clauses 16.2 to 16.5 shall remain in effect only until 12 months after the date the Company provides you with notice of such termination.

  TERMINATION

    The Company and Parent Company, after following an appropriate process as determined by the Board in good faith at the time, including informing you of such process, may by notifying you in writing terminate your employment with immediate effect with Cause without compensation or benefits. For the purposes of this Agreement, the Company will have "Cause" to terminate your employment:

      if you commit any act of gross misconduct or negligence or repeat or continue any other serious breach of your obligations under this Agreement; or

      if you report to work under the influence of alcohol or illegal drugs, or if you use any illegal drugs (whether or not at the workplace) or if you are guilty of any conduct which in the reasonable opinion of the Board brings you or the Company or its Group Companies into disrepute or causes them substantial economic harm; or

      if you breach the provisions of the Company's or Parent Company's Code of Ethics; or

      if you are convicted of any criminal offence involving moral turpitude or the commission of any other act or omission involving disloyalty or fraud with respect to any Group Company or any customer or suppliers of any Group Company, which in the reasonable opinion of the Board affects your position under this Agreement; or

      if you commit any act of dishonesty or any breach of your fiduciary duty whether relating to the Company, any Group Company, any of its or their employees or otherwise; or

      if you have in the reasonable opinion of the Board become incompetent to perform your duties or substantially or repeatedly fail to perform duties consistent with your position and related to the business of the Parent Company or any Group Company; or

      if you become prohibited by law from being a director of a company or if you cease to be a director of the Company or any Group Company without the consent or concurrence of the Board.

  PERSONAL DATA

    The Company and any Group Company need to keep information about you for purposes connected with your employment. The sort of information it will hold includes information for payroll purposes, references, contact names and addresses and other personal details relating to your employment. Some of this information may also be processed by other organisations on our behalf.

    The information the Company and any Group Company hold will be for its management and administrative use only but it may, from time to time, need to disclose some information it holds about you to relevant third parties as required in the necessary course of the Company or any Group Company's business. The Company and any Group Company may also transfer information about you to another Group Company solely for purposes connected with your employment or the management of the business. You agree to the Company keeping the information for these purposes throughout your employment and following its termination.

    You also agree to the Company and any Group Company keeping information about your health to the extent relevant to your ability to do your job or, if you are or become disabled, whether you require any reasonable accommodations to be made to assist you at work; and to the extent needed in relation to the administration of any benefit plans in force from time to time.

  DEDUCTIONS

    You hereby authorize the Company to deduct from your remuneration (which for this purpose includes salary, bonus, vacation pay and sick pay) all any amount required by law to be withheld for taxes or for any other purpose, any contribution required of you under any employee benefit arrangement and all debts owed by you to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company or Group Companies to you.

  DELIVERY OF DOCUMENTS AND PROPERTY

    On termination of your employment for any reason (or earlier if requested) you will immediately deliver up to the Company or relevant Group Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, keys and security passes) belonging to the Company or any Group Company in your possession or under your control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. Your obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made and whether electronic or hard-copy) of all documents and software.

  RESIGNATION AS DIRECTOR

    On termination of your employment for any reason, you will, at the request of the Board give notice resigning immediately without claim for compensation (but without prejudice to any claim you may have for damages for breach of this Agreement):

      as a director of the Company and all such Group Companies of which you are a director; and

      all trusteeships held by you of any employee benefit plan or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.

    If notice pursuant to clause 21.1 is not received by the relevant company within seven days of a request by the Company, or Group Company the Company and Group Company or either of them are irrevocably authorized to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on your behalf.

    Except with the prior written agreement of the Board, you will not during your employment under this Agreement resign from your office as a director or officer of the Company or any Group Company.

  DISCIPLINARY AND GRIEVANCE PROCEDURES

    The Board shall handle any or all disciplinary or grievance issues arising out of your employment in its discretion consistent with this Agreement.

  THIRD PARTY RIGHTS

  The Group Companies shall be third-party beneficiaries of clauses 14, 15, 16 and 20 of this Agreement. Otherwise, apart from any other provisions of this Agreement which are expressly or impliedly entered into by the Company for itself and as agent of and trustee for any Group Company the parties do not intend that this Agreement should confer any right or benefit on any third party.

  NOTICES

  Notices under this Agreement by you to the Company or the Parent Company should be addressed to the Company or Parent Company and left at its registered office or European Headquarters respectively or sent by post or by facsimile transmission or other form of electronic delivery to its registered office or European Headquarters respectively and notices given by the Company or Parent Company to you should be served personally or sent by post or sent by facsimile transmission or other form of electronic delivery to your usual or last known place of residence in the USA. In case of service by post, the day of service will be 48 hours after posting and in the case of facsimile transmission or other electronic delivery the day of service will be the day of transmission by the sender.

  MISCELLANEOUS

    This Agreement will be governed by and interpreted in accordance with the law of the State of Delaware.

    The parties to this Agreement submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in relation to any claim, dispute or matter arising out of or relating to this Agreement.

    Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

    The parties agree that any breach of clause 14, 15, 16 or 20 of this Agreement is likely to cause the Company serious irreparable harm. In the event of such a breach, the parties agree that the Company shall have, in addition to its other remedies, the right to an injunction to prevent the violation of and to enforce your obligations under this Agreement.

    This Agreement, including without limitation clauses 14, 15, 16 and 20 hereof, shall inure to the benefit of the Company's successors and assigns.

    This Agreement contains the entire agreement between the parties with respect to its subject matter, and supersedes any and all prior communications, agreements and understandings, written and oral, between the parties with respect to such subject matter.

    This Agreement may not be amended, nor shall any change, waiver, modification, consent or discharge be effected, except by a written instrument signed by both you and the Company.

    The provisions of clauses 14 through 25 of this Agreement shall survive the termination of your employment in all events.

THIS AGREEMENT has been signed on behalf of the Parent Company and the Company in each case by a director and its secretary/two directors and executed and delivered as a deed by you on the date set out at the beginning.

SIGNED by [            ] )

for and on behalf of THE COMPANY ) .....................................

Director

.....................................

Director/Secretary

SIGNED by [            ] )

for and on behalf of THE PARENT COMPANY ) .....................................

Director

.....................................

.....................................

Director/Secretary

EXECUTED AND DELIVERED as a )

Deed by YOU in the )

presence of: ) ....................................

Mr. P S Williams

Witness:

Signature: .............................................

Name: .............................................

Address: .............................................

APPENDIX 1

Reward for Exceptional Performance

One off Bonus Plan

January 2008 - December 2012

Purpose

The purpose of this plan is to reward executives for the achievement of exceptional performance of the Company over five years i.e. from Jan 2008 to Dec 2012

Participation

Participation in the plan is limited to a small number of senior executives and is at the absolute discretion of the Compensation Committee acting on behalf of the Board. Prior eligibility does not guarantee continued participation

Performance measure

In this plan, performance will be defined as Innospec share price performance relative to the Russell 2000 Index between the end of 2007 and December 2012.

The base point for the plan will be the Russell 2000 Index at the end of December 2007. The Russell 2000 Index published at the end of 2012 will be the end point on which performance will be assessed and on which the calculation of any bonus under the plan will be made.

The actual value for the base point will be confirmed and documented by the Compensation Committee in February 2008.

Payout

  Any payout which may be due under this Plan will be made in Q1 2013.

  In order to be eligible for a payout under the plan a participant must:-
  Still be actively employed by the Company in a senior role at the end of 2012.
  Achieve a minimum of a 3 (good performer) performance rating in each year i.e. 2008, 2009, 2010, 2011, 2012.
  Not be under notice of termination of employment from the Company or on garden leave at the end of 2012.
  Not have given notice of their intention to resign from the Company or be working their notice period at the end of 2012.

  The plan will payout if

  The Russell 2000 Index is positive i.e. the Index at the end of 2012 is higher than its value at the end of 2007.
  Innospec share performance out-performs the Russell 2000 index by more than 110% (i.e. more than 10% better performance than the index).
  Maximum payout will be achieved for an out-performance versus the Russell 2000 Index of 130% (i.e. 30% better performance than the index)
  The amount paid under this plan will be calculated on a linear basis for performance between 110% and 130% of the Russell 2000 Index.
  Starting at zero for 110% the amount of bonus earned will be a set cash amount for each one percentage point of out-performance. The cash amount per percentage point of out-performance will be set by the Compensation Committee for each participant. This amount will be communicated in writing to each participant on behalf of the Compensation Committee.

For the avoidance of doubt, the process adopted for this calculation will be as follows:

Base point i.e. performance in line with Russell 2000 Index will be calculated as

IOSP share price at Dec 2007 x (Russell 2000 Index at Dec 2012)/(Russell 2000 Index at Dec 2007)

Start point for the Plan will be calculated as

Base point x 110%

Maximum payout under the Plan will be

Base point x 130%

For example, if Innospec share price in December 2007 is $24 and the Russell 2000 Index in December 2007 is 180 and at 210 in December 2012, then the calculations will be

Base point = 210/180 x $24

= $28

Start Point = $28 x 110%

= $30.80 i.e. IOSP share price needs to be greater than this at the end of 2012 in order for there to be any payout under the plan

Maximum point = $28 x 130%

= $36.40 i.e. if IOSP share price is at least this value at the end of 2012, the plan will pay out maximum bonus. Maximum bonus will be 20 x set cash amount per percentage point of out- performance

4. General Provisions

The awarding of incentive compensation under this Plan is within the sole discretion of Innospec Inc., and no participant has any vested interest in an award under the Plan until such award has been approved by the Compensation Committee.

The Compensation Committee, may discontinue or suspend the Plan at any time, or amend the Plan in any respect. The Compensation Committee may review all aspects of the Plan and its administration at any time to determine whether the objectives of the Plan continue to be met. Any changes to the Plan require the prior approval of the Compensation Committee of the Board.

In the event of a significant change in the business, for example an acquisition or merger, the Committee may exercise its discretion to revise the performance measures and base point for the Plan or amend any other aspect of the Plan to ensure the objectives of the Plan continue to be met.

Please note that these notes do not represent full rules of the Plan but are intended as additional guidance only.

APPENDIX 2

Change of Control

"Change of Control" means a change in control of a nature that would be required to be reported in response to item 5 (f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America, as amended ("Exchange Act") whether or not the Company or the Parent Company is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if

(a) any "person" or "group" (as such terms are used in Section 13 (d) and 14 (d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company or the Company representing 30% or more of the combined voting power of the Parent Company or the Company respectively, then outstanding securities (other than the Parent Company or the Company, any employee benefit plan of the Company or the Parent Company); and, for purposes of this Agreement, no change in control shall be deemed to have occurred as a result of the "beneficial ownership", or changes therein, of the Parent Company or the Company's securities, respectively, by any of the foregoing,

(b) there shall be consummated (i) any consolidation or merger the Parent Company or the Company in which the Parent Company or the Company is not the surviving or continuing corporation or pursuant to which shares of the Parent Company or the Company's Common Stock, respectively, would be converted into cash, securities or other property, other than a merger of the Parent Company or the Company in which the holders of the Parent Company's or the Company's Common Stock immediately prior to the merger have (directly or indirectly) at least a 70% ownership interest in the outstanding Common Stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Parent Company or the Company,

(c) the shareholders of the Parent Company or the Company approve any plan or proposal for the liquidation or dissolution of the Parent Company or the Company, or

(d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial share accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

APPENDIX 3

"Good Reason" exists if, without your express written consent,

(a) you are assigned duties materially inconsistent from your position, duties, responsibilities and status with the Company and the Parent Company immediately prior to the date of the Change of Control,

(b) the Company or Parent Company reduces your base salary as in effect immediately prior to the date of the Change of Control,

(c) the Company or Parent Company reduces your aggregate compensation and incentive and benefit package from that provided immediately prior to the date of the Change of Control,

(d) the Company or Parent Company requires you regularly to perform your duties of employment beyond a forty miles radius from the location of your place of employment at the date of the Change of Control,

(e) the Company or Parent Company takes any other action which materially and adversely changes the conditions of your employment in effect at the time of the Change of Control,

(f) the Company or Parent Company fails to obtain agreement from any successor to comply fully with the terms of this Agreement, or

(g) the Company or the Parent Company purports to terminate your employment other than pursuant to a notice of termination which satisfies the requirements of this Agreement.